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                                                             EXHIBIT (D) (I) (A)


                                    RIDER TO
                       THE ENTERPRISE GROUP OF FUNDS, INC.
                         INVESTMENT ADVISER'S AGREEMENT
                               DATED JULY 1, 1999


         This Rider made this 31st day of May, 2001, is by and between The Enterprise Group of Funds, Inc. (the "Fund"), a Maryland corporation, and Enterprise Capital Management, Inc., a Georgia corporation.

         The Agreement is hereby modified by adding to Schedule A the following:

                                         Percentage of Average Daily
                                         Closing Net Asset Values of
Name of Fund                                  Fund to be Paid
------------                             ---------------------------
Deep Value Fund                          At a rate of 0.75% of the average of
                                         the daily closing net asset values of
                                         the Fund per year, paid monthly.

         Whenever there is any conflict between this Rider and the printed part of the Agreement, the provisions of the Agreement are paramount and the Agreement shall be construed accordingly.

         IN WITNESS WHEREOF, the parties hereof have caused this Rider to be signed by their duly authorized officers and their corporate seals hereunto affixed and attested as of the date first above written.


                                THE ENTERPRISE GROUP OF FUNDS, INC.

By:  /s/ CATHERINE R MCCLELLAN      By:  /s/ VICTOR UGOLYN
     -------------------------           ------------------------------

                                ENTERPRISE CAPITAL  MANAGEMENT, INC.

By:  /s/ CATHERINE R MCCLELLAN      By:  /s/ VICTOR UGOLYN
     -------------------------           ------------------------------